Exhibit 99.1

[Goldman, Sachs & Co. letterhead]

January 23, 2013

Board of Directors

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Re:	Amendment No. 1 to Registration Statement on Form S-4 of

Wright Medical Group, Inc., (File No. 333-185601) (as amended, the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated November 19, 2012 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioMimetic Therapeutics, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 19, 2012, by and among Wright Medical Group, Inc. (“Wright”), Achilles Merger Subsidiary, Inc., a direct wholly owned subsidiary of Wright, Achilles Acquisition Subsidiary, LLC, a direct wholly owned subsidiary of Wright, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY— Opinion of BioMimetic’s Financial Advisor,” “THE MERGER—Background of the Merger,” “THE MERGER—Reasons for the Merger—BioMimetic’s Reasons for the Merger,” “THE MERGER—Projected Financial Information,” and “THE MERGER—Opinion of BioMimetic’s Financial Advisor” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)